UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

PLASTRON ACQUISITION CORP. I
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

PLASTRON ACQUISITION CORP. I
712 FIFTH AVENUE
NEW YORK, NY 10019

August 26, 2008

To Our Stockholders:

This information statement is provided on or about August 26, 2008 by Plastron Acquisition Corp. I, a Delaware corporation (the “Company”), to holders of our outstanding shares of common stock as of the close of business on the record date, August 15, 2008 (the “Record Date”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended.  The purpose of this information statement is to inform our stockholders that our board of directors (the “Board”) has recommended and the holders of a majority of our common stock have voted in favor of the following action:

To authorize a forward split of the shares of our common stock to be effected in the next twelve months in an amount equal to approximately 3.01-for-1, so that the existing 2,259,480 shares of our common stock will convert into 6,792,024 shares of our common stock.

As of August 15, 2008, we had 85,000,000 shares of common stock, $.0001 par value per share, authorized, of which 2,259,480 were issued and outstanding.  Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have executed a written consent in favor of the action described above.  Because stockholders holding a majority of our outstanding shares of common stock have voted in favor of the proposed action, no votes of our other stockholders are required to approve the above-referenced action.  This information statement is being sent to you for information purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

Very truly yours,

/s/ Michael Rapp
Michael Rapp
President

PLASTRON ACQUISITION CORP. I
712 FIFTH AVENUE
NEW YORK, NY 10019

INFORMATION STATEMENT

The purpose of this information statement is to inform our stockholders that the Board has recommended and the holders of a majority of our shares of common stock have executed a written consent voting in favor of the following action:

To authorize a forward split of the shares of our common stock to be effected in the next twelve months in an amount equal to approximately 3.01-for-1, so that the existing 2,259,480 shares of our common stock will convert into 6,792,024 shares of our common stock.

We are mailing this information statement on or about August 26, 2008 to our stockholders of record as of the Record Date.  This information statement is being sent to you for information purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

STOCKHOLDERS ENTITLED TO VOTE

On August 15, 2008, the Board unanimously approved the proposed action and recommended that such proposal be submitted for stockholder approval.

In accordance with our Bylaws, the Board has fixed the close of business on August 15, 2008, as the record date for determining the stockholders entitled to notice of the above noted action.   Adoption of the proposed action requires the approval of our stockholders holding not less than a majority of our issued and outstanding common stock.  As of August 15, 2008, 2,259,480 shares of our common stock were issued and outstanding.  Each share of our common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

Certain of our stockholders, together holding a majority of our outstanding shares of common stock, have executed a written consent voting in favor of the proposed action.  Because stockholders holding a majority of our outstanding shares of common stock have voted in favor of the proposed action, no votes of our other stockholders are required to approve the action described herein.  Accordingly, this information statement is being furnished to you solely to provide you with information concerning these matters in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under that Act, including Regulation 14C.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.  Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTER’S RIGHT OF APPRAISAL

No action will be taken in connection with the proposed action by the Board or the voting stockholders for which Delaware law, our Certificate of Incorporation or our Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director has a substantial interest, either directly or indirectly, in the favorable action regarding the resolutions.

PROPOSAL FOR AUTHORIZATION TO EFFECT A FORWARD STOCK SPLIT OF OUR COMMON STOCK TO BE EFFECTED IN THE NEXT TWELVE MONTHS IN AN AMOUNT EQUAL TO APPROXIMATELY 3.01-FOR-1, SO THAT THE EXISTING 2,259,480 SHARES OF COMMON STOCK WILL CONVERT INTO 6,792,024 SHARES OF OUR COMMON STOCK.

PURPOSE FOR WHICH THE BOARD WOULD EFFECT THE FORWARD SPLIT

The Board has adopted and holders of a majority of our issued and outstanding shares of common stock have approved, by written consent, a resolution authorizing the Board to effect a forward stock split of our outstanding common stock to be effected in the next twelve months in an amount equal to approximately 3.01-for-1, so that the existing 2,259,480 shares of our common stock will convert into 6,792,024 shares of our common stock. (“Forward Split”). The Board has the discretion to elect, as it determines to be in the best interests of the Company and its stockholders, to effect the Forward Split at any time in the twelve months following the date the shareholder consent becomes effective, which is 20 days following the mailing of this Information Statement.  The Board may elect not to implement the approved Forward Split in its sole discretion.

The Board believes that it may be in the best interest of the Company to increase the number of shares we have on the public market for our common stock.

If the Board elects to implement the Forward Split, the number of issued and outstanding shares of our common stock would be increased in accordance with the exchange ratio of the Forward Split.  Under the recapitalization, the 2,259,480 issued and outstanding shares of our common stock on August 15, 2008 will be forward split resulting in approximately 6,792,024 shares of common stock being issued and outstanding after the recapitalization, assuming the Forward Split is deemed appropriate by the Board. The par value of our common stock would remain unchanged as would the number of authorized shares common stock.  The Forward Split would become effective on such date as determined by the our Board of Directors; provided, however, that such date may not be less than 20 days after the mailing date of this information statement. No further action on the part of stockholders would be required to either effect or abandon the Forward Split.  The Board reserves its right to elect not to proceed and abandon the Forward Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

No fractional shares will be issued for any fractional share interest created by the Forward Split and any stockholder who would otherwise receive a fractional share will instead receive a full share of common stock for any fractional share interests created by the Forward Split.

EFFECT OF THE AMENDMENT

The immediate effect of the Forward Split would be to increase the number of shares of our outstanding common stock. Since there is no public trading market for the common stock, the Forward Split would not have an impact on the trading price of our common stock. However, if a trading market does develop, the effect of any effected Forward Split upon the market price of our common stock cannot be predicted. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If we implement the Forward Split, the number of shares of our common stock held by each stockholder would be increased by multiplying the number of shares held immediately before the Forward Split by the exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to a stockholder in respect of any fractional interest in a share resulting from the Forward Split. The Forward Split would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

EXCHANGE OF STOCK CERTIFICATES

If the Board elects to effectuate the Forward Split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the Forward Split), to our President, and be issued in exchange therefore, one new certificate representing approximately 3.01 shares for each one share (assuming an approximate 3.01-for-1 Forward Split) reflected in the old certificates, rounded up to the nearest share.

As of the Record Date, there were approximately 6 holders of record of our common stock.

On or after the effective date of the Forward Split, our President will mail a letter of transmittal to each stockholder.  Each stockholder will be able to obtain a certificate evidencing its post-forward split shares by sending the President its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require.  Stockholders will not receive certificates for post-forward-split shares unless and until their old certificates are surrendered.  Stockholders should not forward their certificates to the President until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal.  The President will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

CERTAIN TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences to the Company and our stockholders of the Forward Split pursuant to this proposal. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to our stockholders in light of their individual circumstances or to our stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. stockholders, stockholders who hold shares of our common stock as part of a straddle, hedge, or conversion transaction, stockholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, stockholders who are subject to the federal alternative minimum tax, and stockholders not holding their shares of common stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local or non-U.S. tax consequences.

No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the Forward Split.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE FORWARD SPLIT.

•
General.  Under Section 354 of the Code, a stockholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. We believe that the Forward Split pursuant to this proposal will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the conversion will be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

•
Tax basis of our common stock.  The aggregate tax basis of our common stock received by our stockholders in exchange for their common stock will be the same as the aggregate tax basis of the shares of common stock surrendered in connection with the Forward Split pursuant to this proposal.

•
Holding period of our common stock.  The holding period of our common stock received by our stockholders in exchange for their shares of common stock in connection with the Forward Split pursuant to this proposal will include the holding period of the shares of common stock surrendered in exchange therefore.

•
Information Reporting.  Stockholders who receive shares of our common stock in connection with the Forward Split pursuant to this proposal will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s shares of common stock surrendered in connection with the Forward Split.

•	Tax Consequences to the Company. We will recognize neither gain nor loss by reason of the Forward Split pursuant to this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 15, 2008, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class

Clifford Chapman (1) 712 Fifth Avenue New York, New York 10019	400,000	17.70%

Michael Rapp (2) 712 Fifth Avenue New York, New York 10019	1,000,000	44.26%

Philip Wagenheim (3) 712 Fifth Avenue New York, New York 10019	600,000	26.55%

All Executive Officers and Directors as a group	2,000,000	88.51%

(1)	Clifford Chapman is a director of the Company.

(2)	Michael Rapp is President and a director of the Company.

(3)	Philip Wagenheim is Secretary and a director of the Company.

By Order of the Board of Directors,

/s/ Michael Rapp
Michael Rapp
President